Exhibit 99.1


                              NOTICE OF REDEMPTION
                               ON JANUARY 24, 2000

                        GS FINANCIAL PRODUCTS U.S., L.P.
                 NIKKEI 225 INDEXED NOTES DUE DECEMBER 22, 2000
                               CUSIP NO. 36227QAB9

To the Holders of the Nikkei 225 Indexed Notes due December 22, 2000 (the "Notes") of GS Financial Products U.S., L.P. (the "Company"):

         NOTICE IS HEREBY GIVEN THAT pursuant to the Indenture, dated as of October 11, 1994, between the Company and The Bank of New York, as Trustee, the Issuer will redeem on January 24, 2000 (the "Redemption Date") all of the outstanding Notes, at a redemption price (the "Redemption Price") of $1,242.46 per $1,000 face amount of the Notes, as determined by Goldman, Sachs & Co., as calculation agent for the Notes, based upon the formula set forth in the Notes and described in the Company's Pricing Supplement, dated October 23, 1995. As of the close of business on November 22, 1999, there was $6.5 million face amount of Notes outstanding.

         On the Redemption Date, the Redemption Price will become due and will be payable on or after the Redemption Date upon presentation and surrender of a Note for payment to The Bank of New York, at the appropriate address set forth below. The Notes do not pay interest.

                   ALTERNATIVES AVAILABLE TO HOLDERS OF NOTES

         REDEMPTION. Holders of Notes may surrender their Notes for redemption on the Redemption Date at the Redemption Price.

         SALE. As a second alternative, Holders may sell their Notes. A sale of the Notes prior to the Redemption Date may result in a smaller payment than if you tendered your Notes on the Redemption Date.

         Because the Notes are in global form, The Depository Trust Company ("DTC"), the book-entry depositary for the Notes, will be responsible for tendering the Notes for redemption. If you are a beneficial owner of an interest in the Notes and you want to dispose of your interest prior to the Redemption Date, you must contact the DTC participant through which you own an interest in the Notes and instruct them accordingly.


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                            PROCEDURE FOR REDEMPTION

         Notes should be surrendered for payment at:

                  By Mail or Overnight Courier
                  ----------------------------
                  THE BANK OF NEW YORK
                  P.O. BOX 11249
                  CHURCH STREET STATION
                  BOND REDEMPTION UNIT
                  NEW YORK, NY 10286

                  By Hand
                  -------
                  THE BANK OF NEW YORK
                  101 BARCLAY STREET
                  BOND REDEMPTION UNIT - 7E
                  GROUND FLOOR
                  NEW YORK, NY 10286

         As indicated above, all Notes are in global form. As a result, if you are a beneficial owner of Notes and you wish to redeem, you must contact the DTC participant through which you own an interest in the Notes and instruct them accordingly.

         Notes called for redemption must be surrendered by DTC to The Bank of New York at the address specified above to collect the Redemption Price.

         No representation is made as to the correctness or accuracy of the above-noted CUSIP number or that printed on the Notes and the redemption of the Notes shall not be affected by any defect in such number.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         This summary of the principal United States federal income tax consequences of the sale or redemption of a Note deals only with a Note held as a capital asset by persons who are not members of special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold a Note as a hedge or that are hedged against currency risks or that hold a Note as part of a straddle or conversion transaction, persons that are not "United States Holders", as defined below, persons whose functional currency is not the U.S. dollar or persons that have previously adopted accounting methods for contingent interest that differ from those described below. For purposes of this discussion, a "United States Holder" is a beneficial owner who or that is



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(i) a citizen of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

         The United States federal income tax treatment of the sale or redemption of the Notes is uncertain. In June 1996, the Internal Revenue Service issued final regulations under the original issue discount provisions of the Internal Revenue Code dealing with contingent payment debt instruments; however, the final regulations do not apply to the Notes because the Notes were issued before the effective date of the final regulations. Although the matter is not free from doubt, a United States Holder should recognize ordinary income or loss in an amount equal to the difference between the United States Holder's adjusted federal income tax basis (determined as discussed below) in the Note and the total payments made upon redemption.

         Although the matter is not free from doubt, on the sale of a Note, a United States Holder should recognize gain or loss equal to the difference between the amount received for the Note and the United States Holder's adjusted federal income tax basis (determined as discussed below) in the Note. In the absence of authority under existing law as to whether gain on the sale of a Note will be treated as a capital gain, it would be reasonable to treat any gain (except to the extent of any accrued market discount) as a capital gain. There can be no assurance, however, that the Internal Revenue Service will not successfully challenge this treatment. Losses on the sale of a Note will be treated as capital losses.

         For the purpose of determining gain or loss on the sale or redemption of a Note, a United States Holder's adjusted basis in such Note will generally be equal to such United States Holder's initial investment in such Note plus any amounts included in income (including market discount) with respect to such Note prior to the sale or redemption of such Note.

         Because the tax consequences of the sale or redemption of the Notes are uncertain, United States Holders should consult their own tax advisors. In particular, United States Holders who purchased the Notes at a price other than the initial offering price should consult their own tax advisors concerning the tax consequences of the sale or redemption of the Notes in their particular circumstances.

         In general, a noncorporate United States Holder must provide its correct United States taxpayer identification number and certify that such United States Holder is not subject to backup withholding on Internal Revenue Service Form W-9 in order to prevent


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

backup withholding at a rate of 31% on the gross proceeds of a sale or redemption of a Note.

                             QUESTIONS AND REQUESTS

         All questions regarding this Notice of Redemption and all requests for additional copies of this Notice of Redemption should be directed to Goldman Sachs by telephoning Marina Poulakidas at (212) 855-9667.


                                      GS FINANCIAL PRODUCTS U.S., L.P.,
                                        acting by its corporate general partner, GS Financial Products US Co.

                                        By:  /s/ Brian J. Lee
                                           -------------------------------------
                                           Name:  Brian J. Lee
                                           Title: Treasurer

Dated: November 23, 1999











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